NOTICE OF ANNUAL MEETING OF STOCKHOLDERS





To the Stockholders of
      WARRANTECH CORPORATION:

      The annual meeting of stockholders of Warrantech Corporation (the "Company") will be held at The Landmark Club located at One Landmark Square, Twenty-second floor, Stamford, Connecticut 06901 on November 25, 1996 at 10:00 A.M., for the following purposes:

           1. To elect five directors to serve until the next annual meeting and until their successors are duly elected and qualified.

           2. To approve an amendment to the Company's 1988 Employee Incentive Stock Option Plan to increase the maximum aggregate number of shares which may be issued under options under the Plan from 300,000 shares of Common Stock to 600,000 shares of Common Stock.

           3. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

      Only stockholders of record at the close of business on October 1, 1996 are entitled to notice of and to vote at the annual meeting or any adjournments thereof.

      Your attention is called to the Proxy Statement on the following pages. Please review it carefully. We hope that you will attend the meeting. If you do not plan to attend, please sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States.

           By order of the Board of Directors,

                                                          DESIREE KIM CABAN

                                                          Secretary
October 25, 1996



                            WARRANTECH CORPORATION

                   =========================================

                                 PROXY STATEMENT

                    =========================================


      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Warrantech Corporation (the "Company") of proxies in the enclosed form for use at the annual meeting of stockholders to be held on November 25, 1996 and at any adjournments thereof. Any proxy given pursuant to such solicitation and received in time for the meeting will be noted with respect to all shares represented by it and will be voted in accordance with the instructions, if any, given in such proxy. If no instructions are specified, proxies will be voted FOR the election of the nominees named in the table on the following page and the amendment of the Company's 1988 Employee Incentive Stock Option Plan. Any proxy may be revoked by written notice received by the Secretary of the Company at any time prior to the voting. The affirmative vote of the majority of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote is required in order to elect each of the director nominees.

      Only stockholders of record at the close of business on October 1, 1996 will be entitled to notice of and to vote at the annual meeting. On October 1, 1996 the Company had outstanding 13,083,588 shares of Common Stock. Each share of Common Stock entitles the record holder thereof to one vote.

                 ELECTION OF DIRECTORS (Item 1 on Proxy Card)

      A Board of Directors consisting of five directors is to be elected by the stockholders, to hold office until the next annual meeting and until their successors are duly elected and qualified. The nominees are listed in the table below. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise, the proxy may be voted for the election of other persons as directors.

                                                                       Director
Name                         Age   Positions with Company                 Since
Joel San Antonio             43    Chairman of the Board, Chief Executive  1983
                                   Officer and Director
Michael J. Salpeter, D.M.D.  44    President and Director                  1993
William Tweed                56    Vice President and Director             1983
Jeff J. White                45    Director                                1983
Lawrence Richenstein         43    Director                                1993

      No family relationships exist among any of the Company's executive officers or directors, except that Randall San Antonio, President of Warrantech Direct, Inc. is the brother of Joel San Antonio.

      The business experience of each of the Company's directors and nominees for election to the Board of Directors is as follows:

      Joel San Antonio, 43, one of the Company's founders, was a Director, Chief Executive Officer and President of the Company from incorporation through February 1988. Since February 1988 Mr. San Antonio has been a Director, Chief Executive Officer and Chairman of the Board of Directors and since October 27, 1989, he has also been Chairman and Chief Executive Officer of the Company's principal operating subsidiaries, Warrantech Consumer
Product  Services, Inc. ("WCPS") and Warrantech  Automotive,  Inc.
In 1975, Mr. San Antonio founded and, thereafter through August, 1982, served as President of Little Lorraine, Ltd., a company engaged in the manufacturing of women's apparel. Mr. San Antonio is currently a member of the Southwestern Connecticut Area Commerce & Industry Association, the World Forum, the Connecticut Business and Industry Association, the Metropolitan Museum of Art, and the Young Presidents' Organization, Inc.


      Michael J. Salpeter, D.M.D., 44, has been a Director since 1993 and effective April 1, 1996 became the Company's President. Prior to April 1996, Dr. Salpeter co-founded Fulton Health Associates, P.C. ("Fulton Group"), a full scope dental health center, in July 1979. Between July 1979 and April 1996, in addition to establishing multiple centers, Dr. Salpeter served as the Fulton Group's Principal Partner and maintained a full-time practice in general dentistry. Dr. Salpeter also served as a management and marketing officer of Knowlton & Associates, a consulting firm involved in health policy and practice management and as the President and Managing Officer of Lifetyme Care, Inc., a managed care dental program.

      William Tweed, 56, one of the Company's founders, was a Director, Vice President and Secretary of the Company from incorporation through February 1988. From February 1988 until April 1, 1996, Mr. Tweed was a Director and President of the Company. Effective April 1, 1996, Mr. Tweed relinquished his title of President and became Vice President of the Company, focusing on international operations. From July 1976 through August 1982, he was Vice President of Little Lorraine, Ltd. Mr. Tweed served as a Director of Nationwide Extended Warranty Service, Inc. from on or about October 1981 through on or about January 1983.

      Jeff J. White, 45, one of the Company's founders, has been a Director of the Company from its inception. Mr. White was Vice President of the Company from its inception until June 1988 and Treasurer of the Company from its inception until October 1990. In September 1982, Mr. White, with two partners, established Marchon Eyewear, Inc. an international distributor of eyewear and sunwear, including such well known collections as Calvin Klein, Fendi, Disney, and Flexon. He is Co-President of Marchon and is responsible for internal operations, information systems, and interfacing with counsel on patent, trademark, and general legal matters. Mr. White is also an associate trustee of the North Shore
University Hospital Health System.

      Lawrence Richenstein, 43, has been President and Chief Executive Officer of Peak Ventures, Inc., since May, 1996. Peak Ventures, Inc., located in Farmingdale, New York, provides services to the consumer electronics industry. Mr. Richenstein also has been a managing member of Longhall Technologies, L.L.C. since 1994. Longhall Technologies, L.L.C. is a consumer electronics company located in Farmingdale, New
York. From 1985 until July,  1996, Mr.  Richenstein  was President and Chief
Executive  Officer of Lonestar Technologies,   Ltd.,  a  consumer   electronics
company  located  in  Hicksville,   New  York.   Lonestar Technologies,  Ltd.
filed for Chapter 11 bankruptcy protection on January 22, 1996. The proceeding was subsequently converted to a Chapter 7 bankruptcy liquidation effective July 2, 1996. In addition to having sales and marketing experience, Mr. Richenstein is involved in product development. Mr. Richenstein is an attorney admitted to practice in New York who has, in the past, served as a director of two public companies, both of which were involved in the electronics industry.



Other Executive Officers And Key Employees

      Bernard J. White, 51, has been Vice President-Finance, Treasurer and Chief Financial Officer since February 1994. From 1992 to February 1994, Mr. White was Executive Vice President of Finance and Administration/Chief Financial Officer at ENTEX Information Services, Inc., a reseller of computer hardware, LAN and WAN designs and services. From 1972 to 1992,
Mr. White was employed by Smith Corona Corporation (SCM Corporation and Hanson Industries, Inc. following its acquisition of SCM Corporation) in
various  financial  capacities,   ultimately  serving  from  1979  as  Vice
President Finance-Controller, overseeing both domestic and international operations.

      Michael A. Basone, 38, has been Vice President and Chief Information Officer since joining the Company in August 1994. From 1986 to 1994 Mr. Basone held various systems positions with Pepsi-Cola International, ultimately serving as Director of Management Information Systems.

      Desiree Kim Caban, 31, has been Secretary of the Company since July 1993 and in March 1996 became Director of Human Resources. Prior to March 1996 and since 1989, Ms. Caban served as the Executive Assistant to the Chairman and the Office Services Manager for the Company. She has been employed by the Company since May 1986. Ms. Caban is currently a member of the National Association for Female Executives and a member of the Society for Human Resource Professionals.

      Jeanine Folz, 31, has been Assistant Secretary of the Company since January of 1995. Since joining the Company in 1987, she has held various customer service and project analyst positions including Director of Insurance Services and most recently as Vice President of Insurance Services. She is currently a member of the Risk and Insurance Management Society and the National Association for Female Executives.

      Ronald Glime, 51, has been President of Warrantech Automotive, Inc. since October 1992. Prior thereto he was Regional Sales Manager for Warrantech Automotive, Inc. (then known as Warrantech Dealer Based Services, Inc.) from February 1991 through October 1992. From 1983 through February 1991, Mr. Glime was an independent insurance agent for various insurance companies. From 1978 through 1982, Mr. Glime served in various capacities including President of American Warranty Corp., a company in the warranty administration business. From 1977 through 1978, Mr. Glime was an agent for Life Investors Insurance Co. of America, a subsidiary of Life Investors, Inc. Prior thereto, from 1966 until 1977, Mr. Glime was Vice President in charge of the credit life accident and health division of Life Investors Insurance Co. of America.

      Richard Rodriguez, 42, has been Chief Operating Officer of the Company's Euless, Texas facilities since February 1992. He has been with the Company since March 1987 and has held the positions of National Service Manager, Vice President of Operations and Senior Vice President of Operations for WCPS. From December 1986 through March 1987, he was Manufacturing/Production Manager for Crown, Cork & Seal. Mr. Rodriguez was a service consultant from June 1984 through October 1986 specializing in the areas of warranty administration, quality control and parts warehousing and distribution to manufacturers of consumer electronic products.

      Kevin Rupkey, 38, has been President of WCPS since April 1994. Prior thereto, he was Manager, National Accounts for GE Consumer Marketing from June 1990 where he was responsible for sales and marketing of GE's Service Protection Plus Program. From 1980 until 1990 Mr. Rupkey held various sales and marketing positions with GE, including District Sales Manager for GE Appliances.

      Randall San Antonio, 42, has been President of Warrantech Direct, Inc. since June 1996 and from May 1994 to June 1996 served as that subsidiary's Vice President and General Manager. Prior thereto he was Vice President of Finance of Castle Hill Productions Inc. from June 1984.

      Joseph Melendez, 36, has been the President of Warrantech Home Service, Co. since joining the Company in February 1996. From September 1994 to August 1995, Mr. Melendez served as President of Sierra Home Service Companies, Inc., a California provider of home warranties. From January 1989 to September 1994, Mr. Melendez served as President of Melnel, Inc., an investment banking and financial consulting firm. From September 1994 to February 1996, in addition to his service with Sierra Home Service Companies, Inc., Mr. Melendez continued to serve as Chairman of Melnel, Inc. From 1981 to 1989, Mr. Melendez held various positions with investment banking firms in New York.

      None of the Company's directors or executive officers is a director of any other public company.

      During the 1996 fiscal year, four of the Company's Directors left the Board under varying circumstances.

      In November 1995, Jo Ann Duarte, who originally was elected to the Board as a designee of American International Group, Inc. ("AIG") pursuant to the terms of the Securities Purchase Agreement among the Company, AIG, and certain Company shareholders, resigned from the Company's Board of Directors in connection with her departure from the employ of AIG and was replaced in this AIG designated position by Joseph Umansky. In April 1996, Messrs. Umansky and Kurt Schwamberger, the other AIG designee, resigned from the Company's Board of Directors as part of an agreement between the Company and AIG to terminate AIG's interest in the Company, among other things. At the time of these resignations, the Company was not notified of any disagreements with these Board of Director members.

      In June 1996, William Rueger, who had served the Company as a Director since 1983, passed away.

 Information Concerning Meetings of the Board of Directors

      During the fiscal year ended March 31, 1996, the Board of Directors held five meetings. All such meetings were fully attended except two at which Jeff J. White was not present and one at which Messrs. Rueger and Schwamberger were not present. The Company has an Audit Committee, which consisted of Messrs. Rueger and White and Ms. Duarte, who was replaced by Mr. Umansky for the February 1996 meeting. Such committee met twice during the 1996 fiscal year. The Company has a Compensation Committee which consisted of Messrs. Rueger, Salpeter and White. This committee met four times during the last fiscal year.

================================================================================
Security Ownership Of Certain Beneficial Owners and Management
================================================================================
      The following table sets forth information concerning shares of Common Stock, par value $.007 per share, the Company's only voting securities, owned beneficially by each of the Company's Directors and nominees for the Board of Directors, by each person who is known by the Company to own beneficially more than 5% of the outstanding voting securities of the Company and by the Company's executive officers and directors as a group.

Name and Address of Beneficial Owner      Amount and Nature of        Percent
                                          Beneficial Ownership        of Class
Joel San Antonio                          3,174,472 shares(1)           22.4%
300 Atlantic Street
Stamford, Connecticut 06901

William Tweed                             2,528,987 shares(2)           18.2%
300 Atlantic Street
Stamford, Connecticut 06901

Jeff J. White                             1,753,576 shares(3)           12.7%
19 Foxwood Road
Kings Point, New York 11024

Michael Salpeter                            779,305 shares(4)            6.0%
300 Atlantic Street
Stamford, CT 06901

Lawrence Richenstein                          4,500 shares               0.0%
920 South Oyster Bay Road
Hicksville, New York 11801

All Directors and Executive Officers
as a group (14 persons)                   7,711,497 shares(1,2,3,4,5)   48.5%

__________________
 (1) Includes 5,000 shares held by Mr. San Antonio as custodian for two minor children. Includes 10,800 shares owned by Mr. San Antonio's wife as to which he disclaims beneficial ownership. Does not include 19,800 shares owned by Mr. San Antonio's brother and sister-in-law and 3,400 shares owned by his mother as to which he disclaims any beneficial interest. Includes an aggregate of 200,000 shares held in trusts for his children, of which Mr. San Antonio's wife is a trustee as to which Mr. San Antonio disclaims beneficial ownership. Includes options to purchase 120,408 shares which became exercisable on October 22, 1993, 120,408 shares which became exercisable on October 22, 1994, 120,408 shares which became exercisable on October 22, 1996 and 722,448 shares which became exercisable on October 22, 1995. Does not include options to purchase 120,408 shares which become exercisable on October 22, 1997.

(2) Includes 48,000 shares held by Mr. Tweed as custodian for one child. Does not include an aggregate of 12,500 shares held by Mr. Tweed's mother and sister. Includes 1,500 shares held by Mr. Tweed's wife, and 25,000 shares held in trust for the benefit of Mr. Tweed's granddaughter, of which Mr. Tweed's wife is the trustee, as to which he disclaims any beneficial interest. Includes options to purchase
      93,878 shares which became exercisable on October 22, 1993, 93,878 shares which became exercisable on October 22, 1994, 93,878 shares which became exercisable on October 22, 1996 and 563,265 shares which became exercisable on October 22, 1995. Does not include options to purchase 93,878 shares which become exercisable on October 22, 1997. Includes 487,000 shares held by Mr. Tweed subject to a purchase option agreement with Dr. Michael Salpeter, effective April 1, 1996.

(3) Does not include an aggregate of 90,000 shares owned by Mr. White's mother and sister as to which he disclaims any beneficial interest. Includes options to purchase 85,715 shares which became exercisable on October 22, 1993, 85,715 shares which became exercisable on October 22, 1994, 85,715 shares which became exercisable October 22, 1996 and 514,291 shares which became exercisable on October 22, 1995. Does not include options to purchase 85,713 shares which become exercisable on October 22, 1997.

(4) Includes 7,800 shares held in an IRA in the name of Dr. Salpeter, 7,100 shares held by Dr. Salpeter in trust or as custodian for his daughters, Nicole and Whitney, 20,000 shares held in a company pension plan of which Dr. Salpeter serves as a trustee, 200,000 shares held as trustee of trusts for the benefit of Jonathan and Brandon San Antonio. Includes 2,950 shares held by Dr. Salpeter's wife as to which he disclaims beneficial ownership. Includes 487,000 shares held by Mr. Tweed subject to a purchase option agreement with Dr. Salpeter, effective April 1, 1996.

(5) Includes options held by executive officers of the Company to purchase an aggregate of 88,292 shares which are presently exercisable.


================================================================================

================================================================================

                                                                      EXECUTIVE COMPENSATION

Summary Compensation Table

      The following  table provides  information  for the years ended March 31, 1996,  1995 and 1994,  concerning the annual and long-term  compensation of the chief executive officer and each executive officer whose total annual salary plus bonuses exceeded
$100,000 for the fiscal year ended March 31, 1996.

                                                                                         Long Term Compensation
                                                Annual Compensation                             Awards(1)
                                        --------------------------------------    -----------------------------------
                                                              Other Annual      Restricted Stock  Stock Option         All Other
Name and Principal Positions    Year     Salary      Bonus    Compensation  (2)      Awards       (Shares) Awards(3)  Compensation
                            -------------------------------------------------------------------------------------------------------

Joel San Antonio                1996    $450,000    $  96,994   $20,389                -                 -                 -
  Chairman of the Board         1995     269,398      576,957    14,329                -                 -                 -
  and Chief Executive Officer   1994     216,580       20,408    10,794                -            1,204,080              -

William Tweed                   1996     350,000       49,097    20,897                -                 -                 -
  President (5)                 1995     265,721      577,773    20,760                -                 -                 -
                                1994     212,109       19,592    14,481                -              938,775              -

Kevin P. Rupkey                 1996     150,000       76,689     5,283                -                 -                 -
   President of Warrantech      1995      90,000       72,010    12,979               4,563            15,000              -
   Consumer Product Services,   1994        -            -         -                   -                 -                 -
    Inc.

Michael A. Basone               1996     143,443       22,948     4,800               8,440             9,524              -
    Vice President and Chief    1995      74,038       33,537      -                  5,063              -                 -
     Information Officer        1994        -            -         -                   -                 -                 -

Ronald Glime                    1996     129,443(4)    11,550    21,483                -                 -                 -
  President of Warrantech       1995     129,132(4)     7,868    37,489                -               46,667              -
  Automotive, Inc.              1994     108,234(4)      -         -                   -               20,000              -


(1)   Its 1988 Stock Option Plan is its only long-term incentive plan.
(2)   Included in Other Annual  Compensation are auto allowances given to each officer except Glime, life insurance  premiums for
      Messrs,  San Antonio,  Tweed, and Rupkey, living expenses paid Ronald Glime in fiscal  1995 and 1996, and relocation expenses paid Rupkey in fiscal 1995.
(3)   All options reflect the 1-for-10 reverse stock split of the Company's shares on August 1, 1990.
(4)   Consisting of $125,000 in base salary and $4,443 of  commissions  in fiscal 1996,  $76,668 in base salary and $52,464 of commissions  in fiscal 1995 and $69,058 in base salary and $39,176 of commissions in fiscal 1994.
(5)   Effective April 1, 1996, Mr. Tweed became Vice President and Michael J. Salpeter, D.M.D. became President.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Stock Options

      No stock options were granted to any individuals named in the Summary Compensation Table during fiscal 1996 except Mr. Basone. Mr. Basone was granted options to purchase 9,524 shares in November 1995 at an exercise price of $5.25 per share. Such options become exercisable 20% annually over a five year period. Such options represented 100% of all options granted to employees during fiscal 1996. The potential realizable value of such options during the option term is $13,810, assuming a 5% annual rate of stock appreciation and $30,572, assuming stock price appreciation at an annual rate of 10%. The Company does not have any outstanding stock appreciation rights.

Options Exercised and Holdings

      The following table sets forth information with respect to the individuals listed in the Summary Compensation Table above, concerning unexercised options held as of the end of the 1996 fiscal year.

              Shares Acquired on                 Number of Unexercised Options at Fiscal  Value of Unexercised In-the-Money Options
       Name       Exercise        Value Realized                Year-End(#)                        at Fiscal Year-End ($)(1)
-----------------------------------------------------------------------------------------------------------------------------------
                                                   Exercisable           Unexercisable       Exercisable           Unexercisable
                                                 ----------------------------------------------------------------------------------
Joel San Antonio     -                  -          1,083,672                120,408          $2,235,074             $248,342
William Tweed        -                  -            844,896                 93,878           1,742,598              193,623
Kevin Rupkey         -                  -             10,000                  5,000               -                     -
Michael Basone       -                  -              3,810                  5,714               -                     -
Ronald Glime         -                  -             43,316                 59,684              58,333                8,867

(1)   Based on the closing price of common stock as reported on the NASDAQ National Market Systems for July 25, 1996.

Employment Agreements

      Effective April 1, 1995 the Company entered into a three-year employment agreement with Joel San Antonio. Under the terms of the agreement, Mr.
San Antonio's base compensation will be $450,000 per annum, commencing with the beginning of fiscal 1996, subject to an increase of 10% per annum for the next three years. Mr. San Antonio is entitled to be reimbursed for all ordinary, reasonable and necessary expenses incurred by him in the performance of his duties, including an automobile allowance of $12,000 per annum. The Company provides Mr. San Antonio with a comprehensive medical-dental insurance policy as well as disability coverage and a life insurance-death benefit policy in excess of $1,000,000. Mr. San Antonio is entitled to an incentive bonus equal to 4% of the net after tax profits of the Company.

      Effective April 1, 1996, the Company entered into a two-year employment agreement with Michael J. Salpeter, to serve as the Company's President. Under the terms of the agreement, Mr. Salpeter's base salary will be $285,000 per annum, subject to increases of 10% annually. Mr. Salpeter is entitled to be reimbursed for all ordinary and necessary expenses incurred by him in the performance of his duties, including an automobile allowance of $6,000 annually. The Company will provide Mr. Salpeter with a comprehensive medical-dental insurance policy and will maintain a life insurance-death benefit policy in an amount in excess of $1,000,000. In the event of disability, Mr. Salpeter will be entitled to his then base salary for a period not to exceed twelve months. Mr. Salpeter is entitled to receive an incentive bonus equal to 2% of the net after tax profits of the Company.

      Effective April 1, 1996, the Company entered into a two-year employment
agreement with William Tweed, to serve as Vice President.   Under the terms of
the agreement, Mr. Tweed is entitled to base compensation of $100,000 per annum, subject to increases of 10% annually. Mr. Tweed is entitled to be reimbursed for all ordinary, reasonable and necessary expenses incurred by him in the performance of his duties, including an automobile allowance of $6,000 per annum. The Company provides Mr. Tweed with a comprehensive medical-dental insurance policy as well as disability coverage and a life insurance-death benefit policy in excess of $1,000,000.

      Effective April 4, 1994, the Company entered into an "at will" employment agreement with Kevin Rupkey, President of Warrantech Consumer Product Services, Inc. ("WCPS"). Pursuant to such agreement, Mr. Rupkey receives a base salary initially at a rate of $7,500 per month, subject to review each year with a minimum cost of living adjustment of 5% or an amount equal to the increased cost of living for the lower State of Connecticut as measured by the appropriate index, whichever is greater at the time of each such review. Under the terms of such agreement, Mr. Rupkey is entitled to receive annual bonuses equal to 50% of his base salary if certain operating goals for WCPS are attained. Mr. Rupkey receives an automobile expense allowance comparable to that provided the Company's other executive officers but in no event less than $400 per month. The Company also provides Mr. Rupkey with comparable medical/dental and other insurance coverage to that provided to its other executive officers. The Company also reimburses all ordinary, reasonable and necessary expenses incurred by Mr. Rupkey in the performance of his duties. Mr. Rupkey is entitled to participate in the profit sharing, bonus, pension and other employee benefit plans that the Company has in effect from time to time.

      Effective October 17, 1992, Warrantech Automotive, Inc. entered into a five-year employment agreement with Ronald Glime, its President. Pursuant to such agreement, Mr. Glime receives a base salary of $6,389 per month, adjusted annually. Under the terms of such agreement, Mr. Glime receives monthly bonuses based upon the number of vehicle service contracts processed by Warrantech Automotive, Inc. In fiscal 1996, this bonus arrangement was amended. Under an amended agreement, Mr. Glime is entitled to receive an incentive bonus equal to a percentage of his current base salary upon the attainment of certain operating goals established for Warrantech Automotive, Inc. in lieu of his prior monthly bonuses. In addition, under such agreement, Mr. Glime was granted options to purchase an aggregate of 100,000 shares of the Company's common stock under its Incentive Stock Option Plan.

Other Incentives and Compensation

      The Company provides executives equity-based long-term incentives through its 1988 Employee Incentive Stock Option Plan, described elsewhere herein, which is designed to award key management personnel and other employees of the Company with bonuses and stock options based on the Company's and the employee's performance.

      The Company's directors and officers receive no other forms of compensation except for officers who receive distributions under the Company's Bonus Incentive Plan and except for directors who are reimbursed for actual expenses incurred by them in connection with the Company's business.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and directors and persons who own more than 10% of a registered class of the Company's equity securities file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10% shareholders are required by Commission regulation to furnish the Company with copies of all
Section 16(a) forms they file. Based on a review of the reports, during the fiscal year ended March 31, 1996, all Section 16 filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except that one report covering two transactions was filed late by Desiree Kim Caban.


Non-Management Directors' Compensation

      Each non-employee director is entitled to receive compensation of $1,000 for each meeting attended in person and $250 for each meeting attended by telephone. During fiscal 1996, the following fees were paid:

                Jeff J. White                $4,250.00
                William Rueger                3,500.00
                Michael J. Salpeter           3,500.00
                Kurt R. Schwamberger          3,250.00
                Jo Ann Duarte                 2,250.00
                Lawrence Richenstein          4,500.00
                Joseph Umansky                2,500.00

  No directors' fees are payable to employees of the Company who serve as directors.

Performance Graph

The following graph tracks an assumed investment of $100 on March 31, 1991 in the Common Stock of the Company, The Russell 2000 Index and a peer group comprised of four companies whose principal operations are similar to those of the Company, assuming full reinvestment of dividends and no payment of brokerage or other commissions or fees. Past performance is not necessarily indicative of future performance.

         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AS OF MARCH 31 AMONG WARRANTECH CORPORATION, THE RUSSELL 2000 INDEX AND A PEER GROUP


Measurement Period       Warrantech          The Russell         Peer
(Fiscal Year Covered)    Corporation         2000 Index          Group
     1991                     100                 100             100
     1992                     173                 121             174
     1993                     190                 139             141
     1994                     233                 154             191
     1995                     270                 163             137
     1996                     215                 211             186

The peer group consists of Unico American Corp., Automobile Protection Corp., Harris & Harris Group, Inc. and Homeowners Group, Inc

Report of Compensation Committee on Executive Compensation

      The Compensation Committee of the Board of Directors of the Company (the "Committee") was formed in February 1994. The Committee is responsible for setting and administering the compensation policies which govern annual compensation, long-term compensation, and stock option and ownership programs for the Company's executive officers as well as the other employees of the Company and its subsidiaries. The Committee, during fiscal 1996, consisted of three outside directors, Jeff J. White, William Rueger and Michael J. Salpeter.

      The policies and decisions of the committee are designed to achieve the following goals:

      oReflect a pay-for-performance relationship where a portion of total compensation is at risk.
      oAttract and retain key management personnel critical to the Company's long-term success.

      The Committee met extensively during fiscal 1996 and solicited and evaluated information from independent sources to review the reasonableness of compensation paid to senior executive officers of the Company, by comparison to compensation paid by competing companies, companies of similar size, and the Company's performance, taking into account activities that have special value to the Company but have no immediate impact on operating results and the increased level of revenues and income of the Company.

      As a result of these deliberations, the Committee made recommendations to the Board of Directors to change the senior executive compensation agreements to reflect an increase in base compensation, terminate the Senior Executive Bonus Plan, and set in lieu of such Plan a reduced incentive bonus equal to 4% and 2% of the after tax profits of the Company for the Chief Executive Officer and the President, respectively. Having duly considered the recommendations of the Committee, the Board of Directors approved these changes at its November 14, 1995 meeting.

      In addition, the Committee evaluated the Company's bonus incentive plans which are designed to reward other key executive officers of the Company with bonuses based on the Company's attaining certain operating goals. Under these plans, each eligible participant becomes entitled to an incentive bonus payment equal to an agreed upon percentage of his then current salary base adjusted proportionately if net operating revenues and operating income goals are met.

      The committee also monitors the Company's Employee Incentive Stock Option Plan (the "ISOP"). The ISOP, as amended has been in effect since 1988. As of March 31, 1996, options to purchase an aggregate of 262,454 shares of Common Stock have been granted under the ISOP of which 9,524 were granted during the fiscal year ended March 31, 1996. The Committee is of the opinion that the ISOP is an extremely effective means of attracting and retaining key executives and employees of the Company and its subsidiaries and motivating them to improve the Company's financial performance.

      Section 162(m) of the Internal Revenue Code (the "Code"), enacted in 1993 and effective for taxable years beginning after January 1, 1994, generally limits to $1 million per individual per year the federal income tax deduction for compensation paid by a publicly held company to the Company's chief executive officer and its other four highest paid executive officers. Compensation that qualifies as performance-based compensation for purposes of
Section 162(m) is not  subject  to the $1  million  deduction  limitation.
The Committee currently does not anticipate that any executive officer will be paid compensation from the Company in excess of $1 million in any year (including amounts that do not qualify as performance-based compensation under the Code), and accordingly, the Committee anticipates that all amounts paid as executive compensation will be deductible by the Company for federal income tax purposes.


Summary of Chief Executive Officer Compensation

      During the fiscal year ended March 31,  1996,  Mr. San  Antonio  received
$450,000 in base salary and $96,994 in bonuses. Mr. San Antonio's total compensation during the 1996 fiscal year, and the terms of his employment agreement, which includes a base salary of $450,000 per year adjusted annually, was designed to reward Mr. San Antonio for his diligent efforts overseeing the Company's development of overseas markets, upgrading of systems, introduction of a range of new programs and pursuit of major new customers, each of which impacts current results for the long-term benefit of the Company, and achievement of record operating results.


                                                     COMPENSATION COMMITTEE*
                                                     Jeff J. White
                                                     Michael J. Salpeter

      * Messrs. White, Salpeter and Rueger were members of the Compensation Committee throughout the Company's 1996 fiscal year. Mr. Rueger passed away subsequent to the end of the fiscal year and prior to the delivery of the preceding Report. In addition, since the end of the fiscal year, Mr. Salpeter was appointed President of the Company and simultaneously resigned from the Compensation Committee.

      AMENDMENT TO 1988 EMPLOYEE INCENTIVE STOCK OPTION PLAN
      (Item 2 on the Proxy Card)

      The Company has adopted a 1988 Employee Incentive Stock Option Plan (the "1988 Plan"). Under the 1988 Plan, the maximum aggregate number of shares which may be issued under options is 300,000 shares of Common Stock. The aggregate fair market value (determined at the time the option is granted) of the shares for which incentive stock options are exercisable for the first time under the terms of the 1988 Plan by any eligible employee during any calendar year shall not exceed $100,000. The option price of the stock covered by each option shall be 100% of the fair market value of such stock on the date the option is granted, except that no option shall be granted to any employee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary unless (a) at the time the option is granted the option exercise price is at least 110% of the fair market value of the shares of Common Stock subject to the option and (b) the option by its terms is not exercisable after the expiration of five years from the date such option is granted. Shares subject to options which for any reason expire or terminate without being exercised become available for other options under the 1988 Plan. Shares issued on exercise of options may be authorized but unissued shares, or shares reacquired and held in the Company's treasury. The 1988 Plan terminates on November 7, 1998, unless sooner terminated by the Board of Directors. However, termination will not adversely affect options previously granted.

      The 1988 Plan is administered by the Compensation Committee of the Board of Directors of the Company. The Board has the power to interpret the 1988 Plan and to establish rules and regulations for its administration. The Board may determine the number of shares, if any, optioned in each year, the employees to whom options are granted, the number of shares optioned to each employee selected and the term of the option granted.

      In the event of any change in the stock subject to the 1988 Plan as a result of change in par value, combination, split, reverse split, reclassification, distribution of a dividend payable in stock, or the like, appropriate adjustments will be made in the number of shares to be issued under options and the option price per share. The Board may not otherwise, without prior shareholder approval, amend the 1988 Plan to increase the maximum number of shares subject to option under such Plan, or modify the limitation on the maximum aggregate fair market value of stock for which options may be granted to any eligible employee in any calendar year.

      To accept an option under the 1988 Plan, an optionee must enter into a written Option Agreement which will contain such terms, provisions and conditions consistent with the 1988 Plan as may be determined by the Board from time to time. The Board, in its sole discretion, shall determine whether any particular stock options shall become exercisable in one or more installments, specify the installment dates, and, within the limitations provided in the 1988 Plan, specify the term during which any stock option is exercisable. Under the 1988 Plan, options expire not later than ten years from the date granted if not exercised within that period. The Board may permit payment of the option price for stock purchased under options in cash, in Common Stock or a combination thereof. A stock option shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable during the optionee's lifetime only by the optionee.

      The 1988 Plan also provides that if the optionee ceases to be an employee of the Company for any reason other than death or disability, stock options which were exercisable prior to the date of termination of employment shall terminate on the date of termination. If an optionee's employment terminates because of death or disability, stock options which were exercisable on the last date of employment may be exercised within one year of optionee's death or, in the case of a disabled optionee, within one year after such optionee ceases employment, but only to the extent that the options were exercisable when employment ceased. In the event an optionee dies while employed by the Company or any subsidiary, the optionee's estate, or any person to whom the option passes by will or by the laws of descent and distribution, may exercise the option.

      For federal tax purposes an optionee will not realize income at the time of exercise of an option if the optionee (i) holds the shares transferred under the option for a minimum of two years after the date the option is granted and for a minimum of one year after the shares are transferred to the optionee, and (ii) remains employed by the Company from the time the option is granted until three months before it is exercised. If an option is exercised after the death of an optionee by the estate of the decedent, or by a person to whom the option has passed under the laws of descent and distribution, no income will be realized at the time of exercise, regardless of whether or not the above two conditions are met. When an optionee who has met the two conditions sells or exchanges the shares issued under an option, the income realized will be taxed as long-term capital gain. However, when an optionee fails to meet either of the two conditions, part or all of the income realized will be taxed as ordinary income in the year of disposition, and the Company will be entitled to a corresponding deduction in the same year. Neither the Company nor any subsidiary may take a business deduction at any time with respect to shares transferred under options if the optionee must consider only the amount actually paid by the optionee as the amount paid for the stock.

      As of July 25, 1996, options to purchase an aggregate of 269,024 shares of Common Stock have been granted under the 1988 Plan and only 30,976 shares remain available for issuance under the 1988 Plan. To date, no options granted under the 1988 Plan have been exercised.

      The Board of Directors has reviewed the results of the 1988 Plan and is of the opinion that the 1988 Plan is an extremely effective means of attracting and retaining key executives and employees of the Company and its subsidiaries and in motivating them to improve the Company's financial performance. Accordingly, the Board of Directors has amended the 1988 Plan, subject to stockholder approval, to increase the number of shares authorized for issuance thereunder by 300,000 shares, to an aggregate of 600,000 shares. Assuming stockholder approval of the proposed increase, an aggregate of 330,976 shares would be available for additional grants under the 1988 Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENT OF THE 1988 PLAN.


                    OTHER INFORMATION FURNISHED PURSUANT TO
             REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION

Independent Accountants

      On October 4, 1994, the Company, as authorized by its Board of Directors, engaged Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as its new independent accountants for the fiscal year to end March 31, 1995, replacing Deloitte & Touche LLP ("Deloitte & Touche"). Coopers & Lybrand have been the independent accountants of Techmark Services, Ltd.
(a significant joint venture of the Company) from inception. In light of the planned expansion of this joint venture, the replacement of Deloitte & Touche by Coopers & Lybrand is intended to allow the Company to benefit from efficiencies resulting from the worldwide use of Coopers & Lybrand as independent accountants for the Company and its joint venture. It is anticipated that representatives of Coopers & Lybrand will attend the annual meeting of shareholders, that they will have the opportunity to make a statement if they desire to do so, and that they will be available to respond to appropriate questions.

      The  Company's  independent  accountants  for the fiscal year ended
March 31, 1994 were Deloitte & Touche. On August 11, 1994 the Company's Board of Directors authorized the dismissal of Deloitte & Touche as its independent accountants. The Board of Directors of the Company and its audit committee participated in and approved the decision to dismiss Deloitte & Touche as independent accountants of the Company.

      The report of Deloitte & Touche on the financial statements of the Company for the fiscal year ended March 31, 1994 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that reference was made to certain litigation and to a change in the Company's accounting for income taxes to conform with Statement of Financial Accounting Standards No.109 in fiscal 1994.

      The Company believes that in connection with its audit of the fiscal year ended March 31, 1994 and through August 11, 1994, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche would have caused them to make reference thereto in their report on the financial statements for the fiscal year ended March 31, 1994. In discussions with Deloitte & Touche in connection with the preparation of the Form 8-K, announcing their dismissal as independent accountants, Deloitte & Touche informed the Company that there were three issues raised during the course of their audit of the Company's financial statements for the fiscal year ended March 31, 1994, which they believe constituted disagreements. All of these issues were, however, resolved to Deloitte & Touche's satisfaction in the presentation of the financial statements. The issues raised by Deloitte & Touche were as follows:

      - Profit sharing recognition methodology, whereby Deloitte & Touche evaluated the Company's methodology for the recognition of profit sharing which is based on a calculation of profits as determined in accordance with contractual agreements between the Company and certain insurance companies, and concluded that the profit sharing calculation methodology should instead be based on an estimate of ultimate profit, if any, to be earned under the contractual agreements (contractually stipulated maximum allowable losses less actuarial estimate of ultimate losses) multiplied by the ratio of losses paid to date to the actuarial estimate of ultimate losses to be incurred under the contractual agreements.

      - Restriction on auditing scope and procedures, arising out of the Company's reluctance to have Deloitte & Touche perform an actuarial study of its profit sharing calculations, because the Company did not believe that actuarial consultants, unfamiliar with the Company's industry and business, could properly perform such a study, taking into consideration all the factors necessary to make an informed judgment in the time permitted. Nevertheless, the Company acceded to Deloitte & Touche's request to have such study performed and accepted the findings of the study as presented to it by Deloitte & Touche.

      - Capitalization of start-up costs with respect to the Company's joint venture, Techmark Services Ltd., formed in July 1993, whereby the Company inquired as to the appropriateness of the deferral of certain start-up costs of the joint venture. While there were several discussions relating to the accounting for such costs, the determination by Deloitte & Touche that deferral of such costs would be inappropriate was agreed to by the Company and no adjustment ever was proposed, insisted upon or required by the Company.

      - Consolidation of the Company's joint venture, Techmark Services Ltd., whereby the Company requested Deloitte & Touche to consider the appropriateness of consolidating this significant joint venture.
      It should be noted that the Company's interest in such joint venture has from inception and continues to be accounted for by the Company under the equity method of accounting approved by Deloitte & Touche and the Company's request to Deloitte & Touche was a theoretical one, in contemplation of certain proposed changes in ownership of the joint venture that have not occurred.

      Management and Deloitte & Touche discussed these issues during the course of the audit and the Board of Directors of the Company was made aware of these discussions by management. Deloitte & Touche informed the audit committee of its position on these issues, and the audit committee determined that all of the issues were resolved to the satisfaction of Deloitte & Touche in the presentation of all matters included in the financial statements as filed in the Company's Form 10-K for the fiscal year ended March 31, 1994.

      The Company authorized Deloitte & Touche to respond fully to the inquiries of Coopers & Lybrand concerning any and all matters related to the Company's financial statements for the fiscal year ended March 31, 1994. The Company has not consulted with Coopers & Lybrand on the application of accounting principles to a specified transaction, either completed or proposed, or the type of opinion that might be rendered on the Company's financial statements with respect to such a transaction which consultation resulted in either a written report or oral advice from Coopers & Lybrand that was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue or any matter that was either the subject of a disagreement or a Reportable Event
(as defined below).

      During the period from the date of engagement of Deloitte & Touche, October 5, 1993, through August 11, 1994, the date of dismissal, Deloitte & Touche did not advise the Company of any of the following ("Reportable Events"):

      (A) that the internal controls necessary for the Company to develop reliable financial statements did not exist; or

      (B) that information had come to is attention that led it to no longer be able to rely on management's representations or that made it unwilling to be associated with the financial statements prepared by management; or

      (C) (1) of the need to expand significantly the scope of its audit or that during such period information had come to its attention that, if further investigated, may have

                  (a) had a material impact on the fairness or reliability of either (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that may have prevented it from rendering an unqualified audit report on those financial statements), or

                  (b) caused it to be unwilling to rely on management's representations or be associated with the Company's financial statements, and

          (2) due to its dismissal, or for any other reason, it did not so expand its audit or conduct such further investigation; or

      (D) (1) that information had come to is attention that it had concluded had a material impact on the fairness or reliability of either:


                  (a) a previously issued audit report or underlying financial statement, or

                  (b) the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to its satisfaction, would prevent it from rendering an unqualified audit report on those financial statements), and

          (2) due to its dismissal, or for any other reason, the issue had not been resolved to its satisfaction prior to its dismissal.

      Upon filing a report on Form 8-K with the SEC relating to the dismissal of Deloitte & Touche, the Company requested that Deloitte & Touche furnish it with a letter addressed to the Securities and Exchange Commission
(the "Commission") stating whether or not it agreed with the statements contained therein. A copy of Deloitte & Touche's letter, dated September 30, 1994, is filed as an exhibit to the amendment filed October 4, 1994 to the Company's report on Form 8-K dated August 18, 1994.


Stockholder Proposals for 1997 Meeting

      Proposals of stockholders to be included in the Company's proxy material for the 1997 annual meeting must be received in writing by the Company at its executive offices not later than June 30, 1997 in order to be included in the Company's proxy material relating to that meeting.

Other Matters

      The solicitation of proxies in the accompanying form will be made at the Company's expense, primarily by mail and through brokerage and banking institutions. Those institutions will be requested to forward soliciting materials to the beneficial owners of the stock held of record by them and will be reimbursed for their reasonable forwarding expenses.

      The Board of Directors is not aware of any other matters that are to be presented to stockholders for formal action at the meeting. If, however, any other matter properly comes before the meeting or any adjournments thereof it is the intention of the persons named in the enclosed form of proxy to vote those proxies in accordance with their judgment on such matter.

      By order of the Board of Directors,

                                                             DESIREE KIM CABAN


                                                             Secretary

                              WARRANTECH CORPORATION
            This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints JOEL SAN ANTONIO, WILLIAM TWEED, JEFF J. WHITE, and each or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of WARRANTECH CORPORATION (the "Company") to be held on Monday November 25, 1996, at 10:00 a.m. Eastern Time and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, located at One Landmark Square, Twenty-second floor, Stamford, Connecticut 06901 for the purposes shown on the reverse side of this proxy card:

                          (To be Signed on Reverse Side.)
_______________________________________________________________________________

/ X / Please mark your
            votes as in this
             example.

FOR all nominees   WITHHOLD
listed to right    AUTHORITY
(except as       to vote for         Nominees:  Joel San Antonio
indicated below) nominees listed                William Tweed
                 below)                         Michael Salpeter
1.ELECTION                                      Jeffrey J. White
  OF / /             / /                        Lawrence Richenstein
  DIRECTORS
(INSTRUCTIONS: To withhold authority
print that nominee's name on the line
provided below

2.Amendment of 1988 Employee Incentive Stock Option Plan
For / /       Against / /       Abstain / /

3.In their discretion, the Proxies are authorized to vote such other business as may properly come before the meeting
  This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made this proxy will be voted FOR proposal 1 and 2.


SIGNATURE  _______________  DATE_____ SIGNATURE  ________________  DATE______
Note:  (Please  sign exactly as name appears  stenciled on this Proxy.
       When signing as attorney, executor, administrator, trustee, or guardian, please set forth your full title.)



                          Edgar Format Appendix

Pursuant to Rule 304(a) of Regulation S-T, following is a list of all graphic or image information contained in the paper format version of Warrantech Corporation's 1996 Notice of Annual Meeting of Stockholders, Proxy Statement and Form of Proxy:

1. Page 13 contained a line graph, with the horizontal axis labeled in years from March 1991 through March 1996, and the vertical axis labeled in dollars from 0 to 200, in increments of 50, on which the data contained in the table represented by three lines, labeled Warrantech Corporation, Peer Group, and Russell 2000, respectively. The data represented in the graph and a key to the lines contained in the graph, is set forth below the graph.